Exhibit (a)(1)(I)

FORM OF COMMUNICATION TO ELIGIBLE OPTION HOLDERS
REJECTING THEIR NOTICE OF WITHDRAWAL

Date:	[●], 2009
To:	[Name]
From:	Sigma Designs, Inc. (“Sigma”)
Re:	Rejected Notice of Withdrawal

Unfortunately, your Notice of Withdrawal regarding Sigma’s Offer to Exchange dated August 24, 2009 (the “Offer”) was not accepted for the following reason(s): [reasons]. If you wish to withdraw your previously delivered Election Form, please complete and sign the attached Notice of Withdrawal and deliver it to Sigma so that it is received before 9 p.m., Pacific Time, on September 22, 2009 (or such later date as may apply if the Offer is extended), by one of the following means:

Via Electronic Delivery:
Scan the completed and signed Election Form and email it to OptionExchange@sdesigns.com..

Via Regular Mail, Overnight Courier or Hand Delivery:
Sigma Designs, Inc., Attn: Sigma Designs, Inc., 1778 McCarthy Blvd., Milpitas, CA 95305, Attn: Catherine Van Rhee and Terry Nguyen

If we do not receive a properly completed and signed Notice of Withdrawal from you before the deadline for the Offer, all eligible options currently tendered by you will be canceled for exchange.

If you have any questions or if you would like additional copies of the Notice of Withdrawal or other documents related to the Offer, please telephone Catherine Van Rhee and Terry Nguyen at (408) 957-984 or send an email to OptionExchange@sdesigns.com.